Exhibit 99.1

Contacts:

Richard D. Katz, M.D. SVP, Finance and Corporate Development; Chief Financial Officer Icagen, Inc.	Gregory Gin Lazar Partners, Ltd.

(919) 941-5206	(212) 867-1762
rkatz@icagen.com	ggin@lazarpartners.com

FOR IMMEDIATE RELEASE:

ICAGEN REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS

RESEARCH TRIANGLE PARK, NC, November 2, 2007 – Icagen, Inc. (NASDAQ: ICGN) reported today its financial results for the third quarter ended September 30, 2007. Revenues for the third quarter of 2007 totaled $12.9 million. Net income for the third quarter of 2007 was $5.6 million. The third quarter results include the accelerated recognition of $10.4 million of deferred revenue as a result of the termination on September 18, 2007 of the Company’s collaboration with McNeil. As of September 30, 2007, cash and cash equivalents totaled $46.1 million.

P. Kay Wagoner, Ph.D., Chief Executive Officer, noted, “In the third quarter, we made significant business development and clinical progress in advancing our ion channel programs. Our recently announced collaboration with Pfizer on three sodium channel targets for the treatment of pain underscores Icagen’s scientific expertise and leadership in ion channel drug discovery. We also advanced ICA-105665, a novel anti-epileptic compound, into a Phase I clinical trial and anticipate initiation of a Phase II program in 2008, if Phase I data are supportive. In addition, we continued to lay the groundwork for Phase II clinical testing of ICA-17043, or senicapoc, in immuno-inflammatory disorders.”

Pipeline Update

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ICA-105665: The Company continues to advance several compounds in its KCNQ potassium channel program for the treatment of epilepsy and neuropathic pain. In September 2007, the Company announced the initiation of a single dose escalation trial of ICA-105665, the most advanced of these compounds. Results from this study are currently expected during the first quarter of 2008. In preclinical testing, ICA-105665 has demonstrated a broad spectrum of activity in seizure models, including models of treatment-resistant seizures, as well as efficacy in certain models of chronic pain.

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Sodium and Calcium Channel Programs: In the Company’s multi-target sodium channel and multi-target calcium channel programs for neuropathic and inflammatory pain, leads and advanced leads focused on several novel ion channel targets have been identified. The Company has been awarded issued patents and has filed numerous additional patent applications in this area. As previously reported, the Company recently entered into a partnership with Pfizer on three of these sodium channel targets.

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Senicapoc for Sickle Cell Disease: Following the recommendation of the independent data monitoring committee, the Phase III study of senicapoc for sickle cell disease was terminated earlier this year due to futility for the primary endpoint. Final data are under review and will be shared with the study investigators in the near future. While the Company does not plan to continue development of senicapoc in sickle cell disease, the exploration of senicapoc for immuno-inflammatory disorders continues.

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Senicapoc for Other Indications: The Company is continuing preclinical studies of senicapoc in a variety of inflammatory and proliferative disorders. As previously noted, the ion channel target of senicapoc, KCa3.1, or the IK-1 channel, is expressed on a number of immune system cells and other cell types important in the pathogenesis of these disorders. In vitro and in vivo data supportive of the role of blockers of this channel, such as senicapoc, in the treatment of various immune and inflammatory disorders have been generated both at Icagen and at various independent laboratories. The Company intends to initiate a Phase I clinical study in early 2008 to assess the safety, tolerability and pharmacokinetics in healthy subjects of higher doses of senicapoc than those tested in previous clinical trials. Additionally, the Company is planning to initiate a Phase II clinical trial in an immuno-inflammatory disease during the second half of 2008 pending the results of additional preclinical efficacy studies as noted above.

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Astellas Collaboration: Astellas Pharma, Inc. (“Astellas”) is evaluating lead compounds in preclinical studies with potential utility in the treatment of dementia, including Alzheimer’s disease. One of these lead compounds has recently been discontinued due to unfavorable results in genotoxicity studies.

Corporate Developments

In August 2007, Icagen announced the formation of a global research and development collaboration with Pfizer on three sodium channel targets for the treatment of pain and related disorders. The two companies are combining resources to identify compounds that target these three ion channels. Pfizer is funding all aspects of the collaboration including the research and development efforts at Icagen and will have an exclusive worldwide license to commercialize products that result from the collaboration. Under the terms of the agreement, Pfizer is providing $38.0 million in committed funding to Icagen over the first two years of the collaboration, including an initial upfront license fee of $12.0 million, up to $15.0 million through an equity commitment, and research and development funding. The equity commitment includes an initial equity investment of $5.0 million which was made at fair market value upon signing of the agreement and an equity put option, exercisable by Icagen, to sell to Pfizer at the fair market value at the time of exercise up to $10.0 million of common stock, subject to specified terms and conditions, during the first 18 months following the date of the equity purchase agreement. Icagen is additionally eligible to receive up to an aggregate of $359 million for each product contingent upon the achievement of specified research, development, regulatory and commercialization milestones. Icagen is also eligible to receive tiered royalties, against which the commercialization milestones are creditable, depending upon sales achieved.

Financial Results

Revenues for the third quarter of 2007 totaled $12.9 million, as compared to $2.2 million during the same period in 2006, an increase of 497%. The increase in revenues for the third quarter of 2007, as compared to the same period in 2006, was due to a $10.1 million increase in revenue resulting from the accelerated recognition of deferred revenue due to the termination of the McNeil collaboration and a $1.5 million increase in revenue due to the Pfizer collaboration, partially offset by decreased cost sharing reimbursement from the McNeil collaboration for the clinical development of senicapoc. As a result of the termination of the McNeil collaboration, the remaining balance of deferred revenue associated with the McNeil collaboration as of June 30, 2007 was recognized as revenue in the third quarter of 2007.

Operating expenses for the third quarter of 2007 were $7.7 million, as compared to $8.0 million for the same period in 2006, a decrease of 3%. The decrease in operating expenses for the third quarter of 2007, as compared to the same period in 2006, was due primarily to decreased research and development expenses related to the development of senicapoc for the treatment of sickle cell disease.

Net income for the third quarter of 2007 totaled $5.6 million, as compared to a net loss of $5.5 million during the same period in 2006. The increase in net income for the third quarter of 2007, as compared to the same period in 2006, was primarily due to the accelerated recognition of deferred revenue from the McNeil collaboration as noted above.

Revenues for the first nine months of 2007 totaled $18.2 million, as compared to $6.7 million during the same period in 2006, an increase of 173%. The increase in revenues for the first nine months of 2007, as compared to the same period in 2006, was due to a $11.8 million increase in revenue resulting from the accelerated recognition of deferred revenue from the McNeil collaboration as noted above and a $1.5 million increase in revenue due to the Pfizer collaboration, partially offset by decreased cost sharing reimbursement from the McNeil collaboration for the clinical development of senicapoc.

Operating expenses for the first nine months of 2007 were $26.8 million, as compared to $26.4 million for the same period in 2006, an increase of 2%. The increase in operating expenses for the first nine months of 2007, as compared to the same period in 2006, was due primarily to increased research and development expenses, partially offset by lower general and administrative expenses.

Net loss for the first nine months of 2007 totaled $7.3 million, as compared to $18.6 million during the same period in 2006, a decrease of 61%. The decrease in net loss for the first nine months of 2007, as compared to the same period in 2006, was primarily due to the accelerated recognition of deferred revenue from the McNeil collaboration as noted above.

Financial Guidance

The Company is providing revised financial guidance for 2007 which reflects both the formation of the Pfizer collaboration and the termination of the McNeil collaboration.

The Company’s prior expectation for full year 2007 revenues had been in the range of $16 to $17 million. Due to the formation of the Pfizer collaboration, the Company now expects revenues to be approximately $21 million. This revised revenue guidance includes the partial amortization of the $12 million upfront payment from Pfizer, the R&D funding from Pfizer, and the recognition of the entire balance of deferred revenue associated with the McNeil collaboration, which was approximately $12.5 million as of December 31, 2006. The Company’s expectation for research and development expense had been in the range of $24 to $28 million. The research and development expense is now expected to be in the range of $27 to $29 million. The guidance for R&D expense reflects a non-cash expense of approximately $1.6 million associated with the write down of a capitalized license payment that was made to Children’s Medical Center Corporation (“CMCC”) in connection with the McNeil collaboration. The Company’s expectation for general and administrative expense is unchanged at approximately $5 to $6 million. The Company’s prior expectation for the operating loss had been in the range of $11 to $15 million. The operating loss is now expected to be in the range of $11 to $13 million, which reflects the non-cash revenue and non-cash expense associated with the termination of the McNeil collaboration agreement as discussed above.

The guidance provided above includes the effect of stock-based compensation expense in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment. For 2007, the Company’s expectation for stock-based compensation expense is unchanged at approximately $2.5 million.

Conference Call

Icagen will host a conference call to discuss these results today at 10:00 a.m. Eastern Time.

Conference call details:

Date:	Friday, November 2, 2007
Time:	10:00 a.m. Eastern Time
Dial-in (U.S. and Canada):	888-228-5138
Dial-in (International):	913-312-0659
Access code:	1605746
Web cast:	www.icagen.com

An archived version of the webcast will also be available on Icagen’s website for at least two weeks following the call. A playback of the call will be available from approximately 1:00 p.m. Eastern Time on November 3, 2007 for seven days and may be accessed by dialing:

Access number (U.S. and Canada):	719-457-0820
Access number (International):	888-203-1112
Access code:	1605746

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company is conducting research and development activities, in some cases in collaboration with leading pharmaceutical companies, in a number of disease areas, including epilepsy, pain and inflammation.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q, filed with the SEC on August 7, 2007. These risk factors include risks as to the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; the Company’s ability to raise additional funding; the Company’s ability to maintain compliance with NASDAQ’s continued listing requirements; whether the Company’s products will advance in the clinical trials process; the timing of such clinical trials; whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials; whether the clinical trial results will warrant continued product development; whether and when, if at all, the Company’s products, including senicapoc, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such products receive approval, whether they will be successfully marketed; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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Icagen, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Collaborative research and development revenues:
Research and development fees	$11,953	$505	$14,508	$1,465
Reimbursed research and development costs	917	1,652	3,734	5,213

Total collaborative research and development revenues	12,870	2,157	18,242	6,678

Operating expenses:
Research and development	6,395	6,780	22,456	21,972
General and administrative	1,329	1,217	4,393	4,455

Total operating expenses	7,724	7,997	26,849	26,427

Income (loss) from operations	5,146	(5,840)	(8,607)	(19,749)
Other income, net	466	373	1,280	1,188

Net income (loss)	$5,612	$(5,467)	$(7,327)	$(18,561)

Net income (loss) per share:
Basic	$0.14	$(0.25)	$(0.20)	$(0.84)

Diluted	$0.13	$(0.25)	$(0.20)	$(0.84)

Weighted average common shares outstanding-
Basic	39,245,452	22,277,996	36,298,526	22,188,454

Diluted	41,623,856	22,277,996	36,298,526	22,188,454

Icagen, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	September 30, 2007	December 31, 2006
Assets
Cash and cash equivalents	$46,125	$25,131
Other current assets	2,277	921
Property and equipment, net	1,194	1,566
Technology licenses and related costs, net	516	2,183
Other long-term assets	128	1,014

Total assets	$50,240	$30,815

Liabilities and stockholders’ equity
Current liabilities	$11,072	$6,481
Deferred revenue, less current portion	5,210	11,513
Equipment debt financing, less current portion	489	774
Other non-current liabilities	25	—
Stockholders’ equity	33,444	12,047

Total liabilities and stockholders’ equity	$50,240	$30,815